FINAL


Contact:
Shawn Morgan, DaimlerChrysler Corporation, 248-512-2692
Kurt Ruecke, Metaldyne Corporation, 734-354-4020



       Metaldyne and DaimlerChrysler Announce Letter of Intent to Explore
            Joint Venture at New Castle Machining and Forge Facility


   Plymouth, Mich./Auburn Hills, July 18, 2002 - Metaldyne Corporation and DaimlerChrysler Corporation have signed a letter of intent to explore entering into a joint venture to operate the DaimlerChrysler New Castle Machining and Forge facility in New Castle, Indiana.

   The DaimlerChrysler New Castle Machining and Forge operation manufactures suspension components, as well as engine and transmission components for Chrysler, Jeep(R) and Dodge vehicles and employs approximately 1,350 salaried and hourly workers.

   "Metaldyne is focused on full-service, integrated supply opportunities in the engine, driveline and chassis portion of the automotive industry," said Timothy Leuliette, Metaldyne's Chairman, President and CEO. "This potential joint venture positions us to play a larger role as a systems and module consolidator in keeping with our established company vision."

   "There is a solid business case behind this letter of intent," said Tom LaSorda, Executive Vice President, Manufacturing, DaimlerChrysler Corporation. "This potential transaction would allow us to explore ways to provide New Castle Machining and Forge with new opportunities to increase its competitiveness, and give the plant access to global markets."


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   Both Metaldyne and DaimlerChrysler will work with the International and Local union leadership in connection with this potential transaction. Employees at the facility are represented by the United Auto Workers Local #371, the International Association of Machinists Lodge D.S. 120 and the Security
   Police Fire Professionals of America Local #133.

   Terms of a potential transaction are subject to the completion of due diligence, the execution of a definitive agreement, regulatory approvals, and approval by the respective company Board of Directors/Board of Management. No date for the completion of this stage of the process has been set.

   "Recently, we announced a divestiture of 66% in a non-automotive subsidiary for $840 million in cash that has allowed us to reposition our balance sheet and capital structure to set the foundation for future growth opportunities," said William Lowe, Executive Vice President and CFO of Metaldyne. "We are focused exclusively on our automotive business and we will be pursuing strategic acquisitions and joint venture opportunities such as this transaction to expand our leadership positions in engine, driveline and chassis components."


   About Metaldyne
   Metaldyne is a Heartland Industrial Partners company. The company is a leading global designer and supplier of metal-based components, assemblies and modules for transportation-related powertrain and chassis applications including engine, transmission/transfer case, wheel-end and suspension, axle and driveline, and noise and vibration control products to the motor vehicle industry. The company serves the automotive segment through its Chassis, Driveline & Transmission, and Engine Groups.

   Headquartered in Plymouth, Mich., Metaldyne's annual revenues exceed $1.4 billion. The company employs nearly 8,500 employees at over 50 facilities in 11 countries.

   For more information, please visit http://www.metaldyne.com.


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